Mail Stop 3628

                                                                April 20, 2021

      Via E-mail
      Leah Nivison
      Chief Executive Officer
      GS Mortgage Securities Corporation II
      200 West Street, New York
      New York, New York 10282

                 Re:   GS Mortgage Securities Trust 2019-GC39
                       Forms 10-D and ABS-EE for the Monthly Distribution Period Ended
                       November 13, 2020
                       Filed November 27, 2020
                       File No. 333-226082-02

      Dear Ms. Nivison:

             We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                                Sincerely,

                                                                /s/ Katherine
Hsu

                                                                Katherine Hsu
                                                                Chief, Office
of Structured Finance


      cc:        Lisa J. Pauquette, Esq.
                 Cadwalader, Wickersham & Taft LLP